Exhibit 95

Mine Safety Disclosure Data

For the quarterly period ended June 30, 2015, the following Mine Safety and Health Administration (MSHA) violations or notices (6 total) have been received by the Company for its Gold Hill properties.  These citations have been terminated and the fines have been paid.

Date	Act Section	Violation	Description	Fine Imposed
5/27/15	104(a) C	56.12025	EXHAUST FAN NOT GROUNDED	$308
5/27/15	104(a) C	56.12013(b)	LAB EXHAUST FAN SPLICES NOT SEALED	$100
5/27/15	104(a) C	56.6502(a)	FUSE BURN RATE NOT POSTED	$100
5/27/15	104(a) C	56.12040	NO RESTRICTION TO SMALL CUMMINS GENERATOR ENERGIZED ELECTRICAL COMPONENTS	$308
5/27/15	104(a) C	56.6132(b)	POWDER MAGAZINE ELECTRICAL BONDING CONNECTION TO THE EARTH GROUNDING ROD WAS BROKEN	$100
5/27/15	104(g)(1) O	48.27(a)	HAUL TRUCK DRIVER NOT AWARE OF THE EMERGENCY STEERING SYSTEM	$343

There have been NO violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a mine health hazard under section 104.

Other Citations:  N/A

Footnote:

We certify that we had no mining-related fatalities during the quarterly period ended June 30, 2015.

We have not received an imminent danger order under Section 107(a) of the Federal Mine Safety and Health Act of 1977.

We have not received any notices of a pattern of violations, or of the potential to have such a pattern, of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of mine health and safety hazards.

We have no pending legal actions before the Federal Mine Safety and Health Review Commission as of June 30, 2015, and have not instituted any legal actions during the quarterly period ended June 30, 2015.